Exhibit 10.1


                         EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), effective as of January 1, 2007, (the "Effective Date"), is made and entered into by and between Quest Midstream GP, LLC, a Delaware Limited Liability Company (the "Company") and Richard Andrew Hoover, an individual resident of 3339 Memorial Crest Blvd., Houston, Texas, 77007 (the "Executive").

                                    RECITALS

WHEREAS, the Company desires to obtain the services of the Executive, and the Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements contained in this Agreement and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1
                                   EMPLOYMENT

The Company agrees to and does hereby employ the Executive, and the Executive agrees to and does hereby accept employment by the Company, as the President and Chief Operating Officer of the Company, subject to the supervision and direction of the Board of Directors of the Company (the "Board of Directors"), as herein set forth for the Term of this Agreement.


                                    ARTICLE 2
                             DUTIES OF THE EXECUTIVE

During the Term of this Agreement, the Executive will perform and have the duties, responsibilities and authority that are typical with the position of President and Chief Operating Officer and as described in the bylaws of the Company, and such other duties, responsibilities and authority as may be assigned from time to time by the Board of Directors. The Executive will devote most of his productive time, ability and attention to the business of the Company, will perform all duties in a professional, ethical and businesslike manner, and shall report directly to the Board of Directors. The Executive will not, during the Term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, principal, advisor, or in any other capacity, without the prior approval of the Board of Directors. The foregoing shall not be construed as preventing Executive from making personal investments in other businesses or enterprises or from engaging in charitable or civic activities, provided any such investment or activity does not require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises and provided, further, that the provision thereof does not interfere in any respect with the performance of Executive's duties hereunder or violate the provisions of Section 7.4 hereof with respect to noncompetition. The Executive agrees that he will devote such time, attention and energy to the affairs of the Company as will be reasonably required to perform his duties hereunder, and, in pursuance of


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the  policies  and  directions  of the Company and its Board of  Directors,  the
Executive will use his reasonable efforts to promote the business and affairs of the Company.


                                    ARTICLE 3
                                  COMPENSATION

        3.1 Base Compensation. As base compensation for the Executive's services hereunder, during the Term of this Agreement, the Company shall pay the Executive (i) for the portion of the calendar year in which the Effective Date falls from the Effective Date until the end of that calendar year, a base salary at the rate per full year of Three Hundred Forty-Two Thousand Five Hundred Dollars ($342,500.00) (gross); and (ii) for each calendar year or portion of a calendar year thereafter, a base salary at the rate per full year determined by the Board of Directors, but not less than Three Hundred Forty-Two Thousand Five Hundred Dollars ($ 342,500.00) (gross) per full year. The base compensation shall be payable in accordance with the Company's payroll policies.

        3.2 Incentive Compensation. Provided that the Executive has duly performed in all material respects his obligations pursuant to this Agreement, he shall be eligible to receive, as additional compensation for the services to be rendered by him under this Agreement, incentive compensation with regard to each calendar year, or portion of a calendar year, during the Term of this Agreement. The maximum bonus amount of such incentive compensation shall be 100% of the base salary under paragraph 3.1 for the calendar year (prorated for partial calendar years), as such plan or program is established annually by the Board of Directors (or the Company's Compensation Committee). Executive's actual bonus level will be contingent upon the Company achieving predetermined financial results and the Board's (and/or Compensation Committee's) approval, including approval of any components based on Company or individual performance. Executive acknowledges that actual payouts under the plan may be more or less than Executive's target level based on the performance of the Company against plan criteria and Executive's performance against any individual objectives. The bonus amount shall be determined by the Board of Directors based on the Executive's performance and contributions to the Company's success relative to the established objectives and shall be payable within 15 days after the financial statements for each year are completed and audited.


        3.3 Status of the Executive. The parties expressly acknowledge that the Executive, in the performance of services hereunder, is an employee of the Company. Accordingly, the Company shall deduct from all compensation paid to the Executive pursuant to this Agreement any sums for income tax, unemployment insurance, social security or any other withholding required by any law or other requirement of any governmental body.


                                    ARTICLE 4
                                    BENEFITS

The Company will provide the following benefits to the Executive during the Term of this Agreement:


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               (a) Life,  Health and Disability  Insurance (WIP). In addition to the compensation provided for in Article 3 above, or as otherwise provided herein, the Company shall pay for comprehensive and usual insurance for the Executive and his dependants as is provided to other executives within the Company.

               (b) Paid Time Off. The Executive shall be entitled to Paid Time Off of four (4) weeks per calendar year, which Paid Time Off shall be scheduled at such time or times as the Board of Directors in consultation with the Executive may reasonably determine. Unused Paid Time Off days may be carried over from one year to the next but not for more than twelve (12) months after the end of a year.

               (c) Expense Reimbursement. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses, including travel and entertainment, incurred by him in connection with his duties hereunder, upon submission by the Executive to the Company of such reasonable evidence of the expenses as the Company may require and approved in accordance with customary procedures.

               (d) Bonus Units. As additional consideration for the services the Executive will render under this Agreement, on the effective date of this Agreement, the Company will award the Executive 75,000 common units ("Bonus Units") of Quest Midstream, L.P. (the "MLP"), to be issued and to vest in accordance with the following schedule: (1) the later to occur of a Liquidity Event or one year of employment -25,000 Bonus Units; (2) the later to occur of a Liquidity Event or two years of employment -25,000 Bonus Units; and (3) the later to occur of a Liquidity Event or three years of employment -25,000 Bonus Units.

        Notwithstanding the foregoing vesting schedule, the Company shall also pay Executive, at the same time as any distributions are paid on the common units of the MLP, an amount equal to the distribution that would have been paid on any unvested (and unforfeited) Bonus Units if such Bonus Units had been vested and issued.

        If Executive's employment is terminated without Good Cause (as defined in Section 5.2(e) below) or if Executive terminates his employment with Good Reason (as defined in Section 5.2(f), all Bonus Units not vested at the time of such termination shall issue and vest as if no termination had occurred (subject to the possible six-month distribution time limitation set forth in this Section below).

        If Executive's employment terminates for any other reason prior to such time that the Bonus Units are fully vested, any non-vested Bonus Units shall be forfeited.

        Except as set forth herein, the Bonus Units shall be subject to the terms and conditions of any plan or program adopted by the company with respect to common units of the MLP.

        For purposes of this Section, a "Liquidity Event" shall mean the first to occur of (i) the expiration of any "lock-up agreement" entered into by Executive in connection with an Initial Public Offering (as defined in the Amended and Restated Agreement of Limited Partnership of the MLP dated as of December 22, 2006) or (ii) a sale, in a single transaction, of all or substantially all of either (a) the assets of the MLP, or (b) the partnership interests in the MLP.


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        If the severance  payments provided for herein together with the vesting upon termination of Bonus Units as provided above would cause such payments to not meet the exemption under the Section 409A regulations (for example, the severance pay exceeds the two times annual salary or Section 401(a)(17) limit), then (i) the issuance of the Bonus Units and the commencement of the monthly severance payments will be deferred for six (6) months (at which time the Bonus Units will be issued and the Executive shall receive a lump sum amount equal to the monthly payments that would have been paid during such six (6) month period but for this sentence) and (ii) the payment of Executive's pro rata portion of any annual bonus or other compensation to which he would have been entitled for the year during which the termination occurred will be made at such time that bonuses are paid to all employees or, if later, six (6) months after Employee's termination of employment (unless an exception to Section 409A applies).

               (e) Participation in Stock Plans. In addition to the stock award described above, the Executive shall be eligible to participate in any stock incentive plans adopted by the Company for executives at his level of employment subject to the terms and conditions of any such plans.


                                    ARTICLE 5
                              TERM AND TERMINATION

        5.1 Term. The initial term ("Initial Term") of the Executive's employment shall commence on January 1, 2007 (the "Start Date") and end on December 31, 2009. Commencing on January 1, 2010 (the "Initial Renewal Date"), and on each subsequent anniversary date of the Initial Renewal Date (the "Anniversary Date"), the Executive's employment shall, unless earlier terminated as provided in Section 5.2 of this Agreement below, automatically be extended for one (1) additional year, subject to the terms and conditions hereof, unless, no later than one hundred twenty (120) days before the Initial Renewal Date or a subsequent Anniversary Date, either party shall have given written notice to the other that it does not wish to extend this Agreement. The Initial Term and any renewal years shall be collectively referred to herein as the "Term." Any employment following the receipt of written notice described above and subsequent expiration of the Term shall be on an "at will" basis, terminable with or without Good Cause or Good Reason by either Party, and the provisions of Sections 5.2(a) through 5.2(g) shall no longer be in effect.

        5.2 Termination. This Agreement will be terminated by any of the following events:

               (a) Termination by Agreement. This Agreement may be terminated in writing by mutual agreement of the parties hereto.

               (b) Termination Upon the Executive's Death. The death of the Executive shall immediately terminate this Agreement, and the Executive shall be entitled to the compensation and benefits that accrued and vested through the date of termination.

               (c) Termination Upon the Executive's Disability. If, as a result of incapacity due to physical or mental illness or injury, the Executive shall


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fail to render  services of the  character  contemplated  by this  Agreement for three (3) consecutive months or for an aggregate period of one hundred and eighty (180) calendar days during any twelve (12) month period, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such three (3) or twelve (12) month period, but which shall not be effective earlier than the last day of such three (3) or twelve (12) month period), the Company may terminate the Executive's employment hereunder provided the Executive is unable to resume his full-time duties as contemplated by this Agreement at the conclusion of such notice period. Also, the Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life; provided, that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect. In the event this Agreement is terminated as a result of the Executive's disability, (i) the Executive shall receive from the Company, in a lump-sum payment due within thirty (30) days of the effective date of termination, the sum equal to Three Hundred Forty Two Thousand Five Hundred Dollars 00/100 ($342,500.00), and (ii) all compensation and benefits that accrued and vested as of the date of Termination. In order to, and to the extent necessary to, comply with Section 409A, all cash amounts due under this Section 5.2(c) shall be payable to Executive in a lump-sum cash payment on the six-month anniversary of the date of Executive's termination of employment.

               (d)  Termination  by the Company for Good Cause.  The Company may
terminate this Agreement upon a showing of "Good Cause" by a majority vote (excluding the Executive) of the Board of Directors. "Good Cause" is defined in this Agreement as the occurrence of one of the following: (i) the Executive's material breach of this Agreement; (ii) failure or refusal by the Executive to perform his duties and responsibilities required hereunder to the reasonable satisfaction of the Board; (iii) the Executive's gross negligence in the performance or intentional nonperformance of any of his material duties and responsibilities hereunder; (iv) the Executive's commission of any act of dishonesty, theft, fraud or misconduct with respect to the business or affairs of the Company; (v) the Executive's conviction (or entering into a plea bargain admitting criminal guilt or plea of nolo contrendre) in any felony or misdemeanor criminal proceeding involving moral turpitude; (vi) violation of a rule or policy of the Company that states that a violation may result in termination of employment; or (vii) any conduct that is materially detrimental to the operations, financial condition or reputation of the Company; provided, however, the occurrence of those events set forth in clauses (i), (ii), (iii) or
(vi), shall be deemed "Good Cause" to the extent and only to the extent that such breach or nonperformance remains uncorrected for thirty (30) days following Company's reasonably detailed written notice to Executive of such breach or nonperformance; provided, however, that a repeated breach after notice and cure of any provision of clauses (i), (ii), (iii) or (vi) involving the same or substantially similar actions or conduct, shall be grounds for termination for "Good Cause" without any additional notice from the Company. If this Agreement is terminated for Good Cause, as herein enumerated, the Executive shall have no right to any severance compensation, and shall be entitled only to the compensation and benefits that accrued and vested through the date of termination.

               (e) Termination by the Company Without Good Cause. The Company may at any time terminate this Agreement without Good Cause. If the Company terminates this Agreement without Good Cause, as herein provided, the Executive shall receive from the Company the Executive's base salary for the remainder of

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the Term that would have been paid to Executive if no termination had occurred).
Further,  if the Executive is terminated  without Good Cause,  the Company shall
(1) pay Executive's COBRA health insurance premium payments (for the same coverage that Executive had in place prior to his termination) for the duration of the COBRA continuation period, or if earlier, until the Executive becomes eligible for health insurance because of employment with a different employer; and (2) pay Executive his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled for the year during which the termination occurred and, (3) vest Executive in all unvested Bonus Units, if any, in accordance with Section 4(d) of this Agreement, and (4) the Executive shall be entitled to receive all other unpaid benefits due, owing or accrued through his last day of employment.

               (f) Termination by the Executive for Good Reason. The Executive may terminate this Agreement with "Good Reason" by giving thirty (30) days written notice to the Company. For purposes of Article 5, "Good Reason" means any of the following: (i) The Company's failure to pay timely any amounts due under Article 3 or 4 hereof (unless the payment is not material and is being contested by the Company, in good faith) or other substantial and material breach of this Agreement; or (ii) the assignment of the Executive without his consent to a position, responsibilities, or duties of a substantially and materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date or later as agreed to by Executive and the Company; or (iii) the relocation of the Company's principal executive offices outside the metropolitan Houston, Texas area; or (iv) the requirement by the Company that the Executive be based anywhere other than the Company's principal executive offices (with the understanding that substantial travel may be required for Executive's position); or (v) removal of the Executive from his seat as a Director, and in any of those cases without the Executive's consent; provided, however, the occurrence of those events set forth in clauses (i)-(v) shall be deemed "Good Reason" to the extent and only to the extent that such breach or nonperformance remains uncorrected for thirty (30) days following Executive's reasonably detailed written notice to the Company of such breach or nonperformance; provided, however, that a repeated breach after notice and cure of any provision of clauses (i)-(v) involving the same or substantially similar actions or conduct, shall be grounds for termination for "Good Reason" without any additional notice from Executive. In such event, the Executive shall receive from the Company the Executive's base salary for the remainder of the Term that would have been paid to Executive if no termination had occurred. Further, if the Executive terminates his employment hereunder with "Good Reason," the Company shall (1) pay Executive's COBRA health insurance premium payments (for the same coverage that Executive had in place prior to his termination) for the duration of the COBRA continuation period, or if earlier, until the Executive becomes eligible for health insurance because of employment with a different employer, and (2) pay Executive his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled for the calendar year during which the termination occurred, and (3) vest Executive in all unvested Bonus Units, if any, in accordance with Section 4(d) of this Agreement, and (4) provide the Executive with all other unpaid benefits due, owing or accrued through his last day of employment.

               (g) Termination by the Executive Without Good Reason. The Executive may resign or otherwise terminate this Agreement without Good Reason by giving ninety (90) written notice to the Company. In such event, the

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Executive shall receive no severance compensation, and shall be entitled only to the compensation and benefits that accrued and vested through the date of termination.

        5.3 Effects of Termination. Any payment made to the Executive under this
Article 5 is conditioned upon the execution by the parties of a full and final mutual release in a form reasonably acceptable to the Company and the Executive, provided, however, that any such release (i) shall not affect either party's post-employment obligations under this Agreement, including but not limited to those contained in Article 7, below; and (ii) shall not release the Executive from any claims or liabilities for fraud, theft, embezzlement, malfeasance, or intentional breach of fiduciary duty or contribution action(s) in connection with any such claims or liabilities, whether brought by the Company or any other entity or person. Upon termination of this Agreement, neither party shall have any further obligation hereunder except for (i) obligations contained above in
Article 5.2, (ii)  obligations  accruing  prior to the date of  termination  and
(iii) obligations, promises or covenants contained herein which are expressly made to extend beyond the Term of this Agreement, including, without limitation, confidentiality of information and indemnities.


                                    ARTICLE 6


                             [Intentionally omitted]


                                    ARTICLE 7
                 CONFIDENTIALITY OF INFORMATION; NONCOMPETITION

        7.1 Confidential Information. The Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, disclose or permit to be disclosed except for the benefit of the Company, to any person, firm or Company without the express written authorization of the Company, any Confidential Information of the Company. For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, any proprietary information, technical data, trade secrets or know-how belonging or pertaining to the Company, including, but not limited to any and all records, notes, memoranda, data, ideas, personnel information and office manuals, customer information, forms, plans, or any other information of whatever nature in the possession or control of the Company that is not generally known or available to members of the general public or is generally known or available to the public because of a violation of this Agreement or other wrongful act of the Executive or of others who were under confidentiality obligations as to the item or items involved. If the Executive is requested or becomes legally compelled to disclose any such Confidential Information, Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement and the Executive shall reasonably cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained, or the Company waives compliance with this Agreement, the Executive shall furnish only that portion of such information that is


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legally  required and shall exercise all reasonable  efforts to obtain  reliable assurance that confidential treatment will be accorded the information to be disclosed.

        7.2 Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or Company or to use it except as necessary in carrying out work for the Company consistent with the Company's agreement with such third party.

        7.3 Returning Corporate Documents. The Executive agrees that if his employment hereunder terminates for any reason, he will leave with and/or return to the Company and will not take originals or copies of, any records, papers, programs, computer software or documents or any other matter of whatever nature that contains Confidential Information or any equipment or other physical property furnished to the Executive by the Company, all of which shall be and remain the sole and exclusive property of the Company.

        7.4 Noncompetition; Nonsolicitation. For the duration of his employment with the Company and, in the event that Executive terminates his own employment other than for Good Reason or is terminated by the Company for Good Cause prior to the expiration of the Term, for an additional period equal to one (1) year, Executive, without the prior written permission of the Company, shall not, in any geographical area in which the Company does business, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company ("Competitive Business"); (ii) engage in any Competitive Business for his or its own account;
(iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;
(iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company as of the date, or within the twelve months prior to the date, of Executive's termination of employment; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of the Company's customers, clients or other persons with whom the Company has a contractual relationship as of the date, or within the twelve months prior to the date, of Executive's termination of employment. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 4.9% of the publicly-traded equity securities of such Competitive Business.

        7.5 The parties agree that the provisions of this Article 7 are reasonable and necessary for the protection of the business of the Company. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Article 7, the Company shall have the right and remedy: (i) to seek to have the provisions of this Agreement specifically enforced and such injunctive and other equitable relief to enforce its rights hereunder without the necessity of posting a bond or other security, it being acknowledged and


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agreed by Executive that the services  being  rendered  hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (ii) require Executive to account for and pay over to the Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of this Article 7, and Executive hereby agrees to account for and pay over such damages to the Company.

        7.6 Each of the rights and remedies enumerated in this Article 7 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

        7.7 If Executive shall violate any covenant contained in this Article 7, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

        7.8 If any provision of this Article 7 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

        7.9 The Executive represents that execution of this Agreement, the Executive's employment with the Company and the Executive's performance of his duties to the Company will not violate any obligations that the Executive may have to any former employer, or other person or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. The Executive has not entered into, and shall not enter into, any agreement which conflicts with or would, if performed by the Executive, cause the Executive to breach this Agreement. In the course of performing Executive's duties to the Company, the Executive shall not utilize any proprietary or confidential information of any former employer.

        7.10 The provisions of this Article 7 shall survive the termination of this Agreement for any reason.


                                    ARTICLE 8
                                   ARBITRATION

In the event of a dispute between the parties arising out of or relating to this Agreement, or the breach thereof, the parties shall make every effort to amicably resolve, reconcile, and settle such dispute between them. If the dispute is not settled to the satisfaction of either party then the parties shall proceed to mediation. The parties shall agree on the mediator and the mediation shall be scheduled and completed within 45 days after mediation is first requested. The Company shall bear the costs of the mediation and each party shall be responsible for their respective legal fees. Should the mediator declare an impasse, then either party may invoke arbitration. All claims,


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disputes  and other  matters in  controversy  arising  out of or related to this
Agreement or the performance or breach hereof if not settled informally or through mediation, shall be decided by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "AAA Rules"), by a panel of three (3) arbitrators, in Houston, Texas. One (1) such arbitrator shall be appointed by each of the parties within three (3) weeks after being requested by the other party to make such appointment and the third
(3rd) arbitrator shall be appointed by the two (2) arbitrators appointed by the parties. In the event that a party does not appoint its arbitrator within such three (3) week period, or the two (2) arbitrators appointed by the parties shall fail to agree on the third (3rd) arbitrator, such appointed arbitrator or arbitrators shall be appointed by the American Arbitration Association in accordance with the AAA Rules. The award shall state the facts and findings and shall be rendered with reasons in writing. The arbitrators shall have no authority or power to alter or modify any express condition or provision of this Agreement, or to render any award that by its terms shall have the effect of altering or modifying any express conditions or provisions of this Agreement. The award rendered by the arbitrators shall be final and judgment may be entered upon it in any court having jurisdiction thereof. The Company shall bear all cost and fees of the arbitration process, and each party shall be responsible for their respective legal fees.


                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

        9.1 Governing Law. The terms and provisions herein contained and all the disputes or claims relating to this Agreement shall be governed by, interpreted and construed in accordance with the internal laws of the State of Texas, without reference to its conflict of laws principles. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas, for the purposes of any action or proceeding arising out of this Agreement.

        9.2 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that the Executive may not assign this Agreement or any or all of his rights or obligations hereunder without the prior written consent of The Company.

        9.3 Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Furthermore, the Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company. The Executive has not entered into, and he agrees that he will not enter into, any oral or written agreement in conflict herewith.

        9.4 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver by such party of any subsequent breach of the same or other provision hereof.

        9.5 Notices. Any notice permitted, required, or given hereunder shall be in writing and shall be personally delivered; or delivered by any prepaid overnight courier delivery service then in general use; or delivered by facsimile transaction or electronic mail, or mailed, registered or certified mail, return receipt requested, to the addresses designated herein or at such other address as may be designated by notice given hereunder:

               If to the Company:   Jerry Cash
                                    Quest Midstream GP, LLC
                                    9520 North May, Suite 300
                                    Oklahoma City, OK 73120

               If to the Executive: Richard Andrew Hoover
                                    3339 Memorial Crest Blvd.
                                    Houston, Texas 77007

Delivery shall be deemed made when actually delivered or sent by facsimile transmission or electronic mail to the proper facsimile number or email address, or if mailed, three (3) business days after delivery to a United States Post Office.

        9.6 Severability. In the event all or part of any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms.

        9.7 Section 409A. It is the intention of the Company and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A. The Company and the Executive acknowledge that Section 409A of the Code was enacted pursuant to the American Jobs Creation Act of 2004, generally effective with respect to amounts deferred after January 1, 2005, and only limited guidance has been issued by the Internal Revenue Service with respect to the application of Section 409A to certain arrangements, such as this Agreement. The Internal Revenue Service has indicated that it will provide further guidance regarding interpretation and application of Section 409A. The Company and the Executive acknowledge further that the full effect of Section 409A on potential payments pursuant to this Agreement cannot be fully determined at the time that the Company and the Executive are entering into this Agreement. The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

        9.8 Divisions and Headings. The division of this Agreement into sections and the use of captions and headings in connection therewith is solely for convenience and shall have no legal effect in construing the provision of this Agreement.

        9.9 Entire Agreement/Amendment. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the subject matter hereof, and no party shall be entitled to other benefits than those specified herein with the exception of prior grants of stock made by Quest Resource Corporation in the

Bonus Shares Award Agreement dated September 23, 2006. The parties understand and agree that the Bonus Shares Award Agreement shall continue in full force and effect after the execution of this Agreement. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that, in entering into and executing this Agreement each is relying solely upon the representations and agreements contained in this Agreement and no others. Except as otherwise stated herein, all prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the Effective Date.

        THE COMPANY:                  Quest Midstream GP, LLC


                                      By:     /s/ Jerry Cash
                                              ---------------------------------
                                      Name:   Jerry Cash
                                      Date:   CEO



        THE EXECUTIVE:                By:     /s/ Richard Andrew Hoover
                                              ---------------------------------
                                      Name:   Richard Andrew Hoover
                                      Date:   2-24-07


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